Exhibit 99.1

Ampio Will Distribute Aytu BioSciences Stock to

Ampio Shareholders of Record on December 1, 2015

ENGLEWOOD, CO., November 17, 2015 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced it has established a record date of December 1, 2015 for its previously announced distribution to its stockholders of its shares of Common Stock of Aytu BioSciences, Inc. Ampio will distribute one (1) share of Aytu common stock for every five (5) shares of Ampio Common Stock owned as of the record date. This distribution will constitute over 70% of the Aytu shares outstanding at this time and approximately 90% of the Aytu shares owned by Ampio. The distribution date is expected to be January 4, 2016.

Michael Macaluso, Ampio’s CEO explained: “To further explain this transaction and update shareholders on both Ampio and Aytu, we will hold a webcast conference call on Thursday, November 19th at 4:15 EST. We will have both a presentation on Aytu as well as an Ampio update” Stockholders will be informed of the details of the conference call by press release on Wednesday, November 18, 2015.

Ampio stockholders should note the following:

1)	Record Date: Only Ampio stockholders of record on December 1, 2015 will be entitled to receive the Aytu shares. Particularly for those stockholders who hold their Ampio stock in “street name” through their broker, the Company recommends that stockholders contact their broker to confirm they are holders of Ampio stock and that they expect one (1) Aytu share of common stock for every five (5) Ampio shares of common stock they own and request to be alerted when the Aytu shares are received in their accounts.

2)	Ratio of Ampio shares to Aytu shares to be distributed: One (1) Aytu share will be distributed for each five (5) Ampio shares. For example, the owner of 1,000 Ampio shares will receive 200 Aytu shares in the distribution.

3)	Tax Considerations: Ampio expects that the distribution will be treated as a return of capital for most Ampio shareholders, which will reduce their individual tax basis in their Ampio stock, but not require the payment of any tax as a result of the distribution.

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Investor Contact:

Gregory A. Gould

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6513

Email: ggould@ampiopharma.com

About Aytu BioScience, Inc.

Aytu BioScience, Inc. is a commercial-stage specialty healthcare company focused on urological and related conditions. The Company’s products includes FDA-approved ProstaScint®(capromab pendetide), a radio-labeled monoclonal antibody that targets Prostate Specific Membrane Antigen (PSMA), a protein highly expressed by prostate cancer; as well as Primsol®(trimethoprim oral solution), the only FDA-approved oral solution of trimethoprim, the standard therapy for urinary tract infections. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products and late-stage development assets, leveraging its commercial team and expertise to further build those brands within well-established markets.

Investors & Media Contacts:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664

Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statements:

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “plan,” “continue”, “present,” “could,” “may,” “will be,” and similar expressions. These forward-looking statements include statements regarding Ampio’s plans with respect to the distribution of Aytu shares, AmpionTM and OptinaTM and their affects, which are subject to the risks associated with clinical trials, regulatory approvals, and changes in business conditions and similar events. These forward-looking statements also include statements regarding Aytu’s strategic plans and their ability to acquire potential products. These risks include the uncertainty of the regulatory response to the sufficiency of trial data and trial design, that regulatory approval may not be obtained or delayed, the risks and uncertainties detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and, the risks of timing or the ability to effect the Aytu spin-off. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

2